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Exhibit 21.1
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                          SUBSIDIARIES OF THE COMPANY
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1.  NewsEdge Canada Corporation, Toronto, Ontario, Canada

2.  NewsEdge Securities Corporation, Massachusetts, United States of America

3.  NewsEdge, K.K., Tokyo, Japan

4.  NewsPage.com, Inc., Delaware, United States of America